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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                               CONTACT: Scott Williams
Monday, August 25, 1997                             202-739-0225
                                                    Steve Duchesne
                                                    202-739-0245
                                                    Bozell Sawyer Miller Group

The following statement regarding the settlement of pending litigation in Florida was issued today by Philip Morris Incorporated; RJ Reynolds Tobacco Company, Brown and Williamson Tobacco Corporation; the Lorillard Tobacco Company; and U.S. Tobacco:

Today's settlement with the State of Florida addresses the financial issues in Florida and is a concrete demonstration that the industry is prepared to cooperate with government and the public health authorities to emphasize that it does not want kids to smoke. The settlement, however, cannot effect the comprehensive array of public health provisions contained in the proposed national settlement which addresses all of the issues involving the regulation and sale of, and liability for, tobacco. The Florida agreement, like the Mississippi settlement, will be largely superseded by the June 20th, 1997 comprehensive resolution, if enacted by the Congress and signed by the President.

This is another step in a process to end the climate of confrontation and litigation that has marked the national debate on tobacco related issues. While this case dealt with specific concerns of the State of Florida, the comprehensive settlement represents the best opportunity to achieve immediate and meaningful resolution of outstanding issues regarding tobacco, including a reduction in the use of tobacco products by minors and the preservation of adults' rights to use tobacco.

The settlement provides Florida with a $550 million payment by September 15, 1997, and an additional $200 million for a pilot program directed at reducing the use of tobacco by kids. Commencing in September 1998, the companies will pay Florida a 5.5 percent share of the annual ongoing payments which are contemplated to be paid to the states. Without giving effect to adjustments for inflation and changes in sales volume, this would result in payments to Florida of $220 million in 1998 and $247.5 million in 1999. These payments would increase to $440 million by the sixth year and continue at that level thereafter. Giving effect to other adjustments, Florida will receive $1 billion from the settlement by September 15, 1998.

The industry will also be taking down all public billboards, transit, and stadium advertising in Florida. A similar pilot program and the advertising restrictions will also be extended to Mississippi.

While today's settlement is important, we remain committed to the passage of the comprehensive settlement we agreed to on June 20, 1997.